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                                                                     Exhibit 8.1


                                                                   June 12, 2008


Suntech Power Holdings Co., Ltd.
17-6 Changjiang South Road
New District, Wuxi
Jiangsu Province 214028
People's Republic of China


Ladies and Gentlemen:

     We have acted as United States counsel to Suntech Power Holdings Co., Ltd., a Cayman Islands exempted company incorporated with limited liability (the "Company"), in connection with the Registration Statement on Form F-3 (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended, relating to the registration by the Company of $575,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2013 (the "Securities") for resales by the holders of the Securities, pursuant to the Registration Rights Agreement, dated as of March 17, 2008, between the Company and Goldman Sachs (Asia) L.L.C., ABN AMRO Bank N.V., Hong Kong Branch and UBS Securities LLC. The Securities were issued under an indenture (the "Indenture"), dated as of March 17, 2008, between the Company, Wilmington Trust Company, as trustee (the "Trustee") and as securities agent (the "Securities Agent").

     In delivering this opinion letter, we have examined, and relied upon, (i) the Registration Statement, (ii) the Indenture, and (iii) a form of the Securities. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

     In rendering the opinion described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We



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have also assumed that the transactions related to resales of the Securities will be consummated in accordance with the terms of the documents described herein.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption "Taxation--Certain United States Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

     We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. We do not express any opinion herein concerning any law other than the federal income tax laws of the United States.

     We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.


                                   Very truly yours,

                                   /s/ Simpson Thacher & Bartlett LLP
                                   -----------------------------------
                                   SIMPSON THACHER & BARTLETT LLP